EXHIBIT 99.1

The Wendy’s Company Completes $925 Million Securitized Financing Facility

Dublin, Ohio (January 17, 2018) – The Wendy’s Company (NASDAQ: WEN) (the “Company”) today announced that one of its indirect, special purpose subsidiaries (the “Master Issuer”) has completed the sale of $450 million of its Series 2018-1 3.573% Fixed Rate Senior Secured Notes, Class A-2-I (the “Class A-2-I Notes”) and $475 million of its Series 2018-1 3.884% Fixed Rate Senior Secured Notes, Class A-2-II (the “Class A-2-II Notes” and, together with the Class A-2-I Notes, the “2018 Notes”).  Interest payments on the 2018 Notes are payable on a quarterly basis.  The anticipated repayment dates of the Class A-2-I Notes and the Class A-2-II Notes will be March 2025 and March 2028, respectively, unless earlier prepaid to the extent permitted under the indenture that governs the 2018 Notes.  The 2018 Notes were issued by the Master Issuer in a privately placed securitization transaction.

The Master Issuer also entered into a purchase agreement under which it will issue $150 million Series 2018-1 Class A-1 Notes, which will allow the Master Issuer to borrow amounts from time to time on a revolving basis.

The net proceeds from the sale of the 2018 Notes will be used to repay in full the Master Issuer’s outstanding Series 2015-1 Class A-2-I Notes and Series 2015-1 Class A-1 Notes (together, the “Series 2015 Notes”), to pay prepayment and transaction costs, and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2018 Notes or any other security.  The 2018 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains certain statements that are not historical facts.  Those statements, as well as statements preceded by, followed by, or that include the words “will,” “intends,” “expected” or “would be,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  These factors include, but are not limited to, the impact of general market, industry, credit and economic conditions, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  For

all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company.  The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide.  For more information, visit www.aboutwendys.com.

Investor contact:
Peter Koumas, Director of Investor Relations
(614) 764-8478
Peter.Koumas@wendys.com